Exhibit 10.1

IDEX CORPORATION 630 Dundee Rd., Suite 400 Northbrook, IL 60062-2745 (847) 498-7070

PERSONAL AND CONFIDENTIAL VIA EMAIL

July 18,2005

Mr. Heath A. Mitts

Dear Heath:

We are pleased to confirm our offer to you for the position of Vice President, Corporate Finance for IDEX Corporation. The position will be based at the corporate headquarters in Northbrook, Illinois. In this position, you will report directly to Dominic Romeo, Vice President and Chief Financial Officer.

The following terms apply:

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Your annual base salary will be $225,000, payable on a biweekly basis at the rate of $8,653.85 per pay period. You will be eligible for a review of your salary with consideration for an increase on January 1, 2006. While we hope that you have a long and mutually beneficial relationship with IDEX, your employment will not be for any fixed term or definite period and may be terminated at any time.

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You will be eligible for participation in our Management Incentive Compensation Plan (MICP), which provides an annual incentive earnings opportunity based on company and personal performance. You will be placed in Salary Range 22 with a target level of incentive compensation of 50% of your annual base pay in effect at the beginning of the plan year. The actual payout under the plan could be from 0% to 130% of base salary depending upon the performance of IDEX and your individual performance.

•

You will be eligible for the full range of ChoiceComp benefits for IDEX employees at the Northbrook headquarters, including the IDEX Defined Contribution Retirement Plan, IDEX Corporation Supplemental Executive Retirement Plan (benefits in excess of the IRS limits), 401 (k) IDEX Savings Plan, medical and dental coverage, short-term and long-term disability coverage, life insurance, and enhanced one million-dollar business travel accident coverage. A ChoiceComp folder describing our flexible benefit plan is enclosed. You will be eligible for medical coverage on the first of the month following your employment date.

• Subject to approval of our Board of Directors, we expect to award you annual equity grants under the IDEX Incentive Award Plan. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of the company. A combination of stock options and restricted stock is normally awarded to Officers at the Annual Shareholders’ Meeting in March. For the March 2006 grant, you shall receive the equivalent of a minimum of 12,000 stock options, which approximates $150,000 in expected value, with a portion delivered in restricted stock at a conversion rate of approximately 3 to 1.

Letter to Mr. Heath A. Mitts

July 18,2005 Page Two

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Effective January 1, 2006, you will be eligible to participate in the IDEX Deferred Compensation Plan for Officers, which provides an alternative to defer income and subsequent earnings on that income until after retirement.

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As an IDEX officer, you are eligible to use a company-provided car under the IDEX Car Policy with a target value of $34,000 including tax, title, and license. You will be subject to taxable income for the personal use of this car under current IRS regulations. We will assist you to place the order through Wheels, Inc., which supplies our company cars.

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You will be eligible for three (3) weeks of vacation annually. Additionally, the IDEX Holiday schedule typically contains 14 paid holidays, including a shutdown period during the December holiday season.

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You will be eligible for the complete provisions of the IDEX moving policy, as it applies to current employees, including temporary living, closing costs for the purchase of a Chicago-area home, and payment of moving expenses not otherwise reimbursed by PerkinElmer upon your repatriation from Singapore. A copy of the moving policy is attached.

In addition, you will be provided tax preparation services relating to your foreign assignment and repatriation, for 2005 and 2006, should PerkinElmer not provide this support.

•

As a special sign-on incentive to offset your unvested stock options at PerkinElmer, an initial equity grant will be awarded to you on your start date in the amount of 3,500 shares of restricted stock and 20,000 stock options. The initial price at which the options are granted will be the fair market value on the day immediately prior to the effective date of the grant. Option vesting will occur ratably over four years; restricted shares will cliff vest on the fourth anniversary of the grant.

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As a replacement for your forfeited 2005 PerkinElmer annual bonus, we have agreed to pay you up to $57,000. In addition, for 2005, we will guarantee that the combination of this replacement bonus and your prorata 2005 MICP award from IDEX will be no less than $100,000. This payment will be made during February 2006 at the time of normal MICP award payouts, subject to confirmation that you forfeited your entire 2005 PerkinElmer award.

•

As discussed with you, we expect that IDEX will continue to grow and prosper as an independent publicly-owned company. However, in the event of a “Change in Control,” as defined in the 2005 Incentive Award Plan, that results in your termination from service within 24 months of the Change in Control, the Company would be obligated to pay your salary at the rate then in effect and your then current target MICP bonus for a minimum of 24 months following the date of termination. This payment would not be applicable in the event of your resignation.

Letter to Mr. Heath A. Mitts

July 18,2005 Page Three

This offer of employment is subject to your satis factory completion of a drug and alcohol abuse-screening test and a routine background screening.

At IDEX we have a strong standard of conduct and ethics policy, a copy of which is enclosed. Immediately upon accepting employment, we ask that you sign a statement indicating that you have read the policy and will abide by it.

The company does require that all salaried employees agree to and sign a Confidentiality and Invention Agreement. A copy is enclosed.

Two copies of this offer letter are enclosed. Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me by Tuesday, July 19, 2005.

Heath, we have discussed some of the critical challenges and opportunities that our team faces. We are confident that your leadership skills and experience can make a significant contribution to the success of IDEX, and that this position can be a positive professional step for you.

Sincerely,

Kimberly Bors

Acceptance of Employment Offer Date

Heath A. Mitts

c: D. Romeo L. Kingsley

Enclosures:

•	ChoiceComp Benefits Booklet
•	IDEX Defined Benefit Retirement Plan Summary
•	IDEX 401 (k) Plan Summary
•	Moving Policy for Current Employees
•	Ethics policy
•	Ethics acknowledgement form
•	Confidentiality Agreement